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                                                                    Exhibit 14.2

                    [Letterhead of Deloitte Touche Tohmatsu]

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 ((File Nos. 33-97162, 333-07946 and 333-110236) of Deswell Industries,
Inc. of our report dated June 28, 2002, relating to the consolidated statements of income, shareholders' equity and cash flows of Deswell Industries, Inc. and its subsidiaries for the year ended March 31, 2002 (which expresses an unqualified opinion and includes modifications to the first paragraph concerning the inclusion of the disclosures required by Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets" included in Note 2 and the revisions to related per share and number of shares information as a result of the three-for-two stock split described in Note 11 to the consolidated financial statements), appearing in the annual report on Form 20-F of Deswell Industries, Inc. for the year ended March 31, 2002.

/s/ Deloitte Touche Tohmatsu

Hong Kong
July 16, 2004